UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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STEELCASE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEELCASE INC.
901 – 44th Street SE
Grand Rapids, Michigan 49508

The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s Annual Meeting for 2004 as follows:

NOTICE OF ANNUAL MEETING

Date:	June 24, 2004
Time:	11:00 a.m. Eastern Daylight Time
Location:	Steelcase Town Hall
1111 – 44th Street SE
Grand Rapids, Michigan 49508

The Annual Meeting is being held to allow you to vote on the following proposal for the election of directors nominated to a three-year term by the Board of Directors:

James P. Hackett
David W. Joos
P. Craig Welch, Jr.

If you were a shareholder of record as of the close of business on April 28, 2004, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting from options including telephone, Internet or by signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important and you are urged to vote your shares as soon as possible.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Jon D. Botsford
Senior Vice President, Secretary
and Chief Legal Officer

May 21, 2004

PROXY STATEMENT

QUESTIONS AND ANSWERS

What am I voting on?

The election of nominees to serve on our Board of Directors and any other business properly coming before the 2004 meeting of shareholders (“the Meeting”).

How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote FOR each of the nominees for director listed on page 5.

Who is entitled to vote?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on April 28, 2004 may vote at the Meeting.

How many shares can be voted at the Meeting?

As of the close of business on April 28, 2004 there were 50,686,926 shares of Class A Common Stock and 97,577,207 shares of Class B Common Stock outstanding.

How many votes do I have?

Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on April 28, 2004.

How do I vote?

If you are a registered shareholder (that is, if you hold your Steelcase stock directly in your name), you may vote by telephone, Internet, mail or by attending the Meeting and voting in person.

To vote by telephone or Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on June 23, 2004.

To vote by mail: Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on June 24, 2004 will be voted.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.

If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of all nominees for director listed under Proposal Requiring your Vote — Election of Directors.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange (“NYSE”) provide that your broker can vote as they wish on the election of nominees for director.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?

For any other matter that may properly come before the Meeting, your shares will be voted in the discretion of the proxy holders. As of April 28, 2004, we do not know of any other matter to be considered at the Meeting.

Can I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying the Secretary of Steelcase in writing, by delivering a later dated proxy to the Secretary of Steelcase or by attending the Meeting and voting in person.

Who can attend the Meeting?

Shareholders of record of Steelcase Class A or Class B Common Stock.

Can I listen to the Meeting if I cannot attend?

You can listen to a live webcast of the Meeting on the Internet. Instructions for listening to this webcast will be available on the “Webcasts & Presentations” page of the Investor Relations section of www.steelcase.com approximately one week before the Meeting. An audio replay of the Meeting will be available within two hours after the Meeting and until September 24, 2004.

When and how are shareholder proposals for next year’s annual meeting to be submitted?

We must receive shareholder proposals submitted for inclusion in our proxy statement for the 2005 meeting of shareholders by January 22, 2005. Shareholder proposals to be presented from the floor of the annual meeting must be received no earlier than March 26, 2005 and no later than April 15, 2005. All shareholder proposals must be sent in the manner and meet the requirements specified in our amended bylaws.

What if multiple shareholders have the same address?

We will send a single copy of the annual report and proxy statement to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at such an address who wishes to receive a single document or separate documents can obtain them by calling (800) 542-1061 or writing to: ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL REQUIRING YOUR VOTE — ELECTION OF DIRECTORS

The current size of our Board of Directors is ten, following a reduction from eleven by the Board on March 27, 2004. The Board is divided into three classes (Classes I, II and III) serving staggered three-year terms.

There are three nominees for election this year. Each is nominated to serve as a Class III director for a term that will expire at the 2007 annual meeting.

Each of the nominees is currently a member of the Board of Directors, which met four times during fiscal year 2004 (March 1, 2003 - February 27, 2004). Each of our directors attended at least 75% of the board meetings and the meetings of committees on which they served during the year.

The Board of Directors recommends that you vote FOR each of the nominees.

OUR BOARD OF DIRECTORS

Nominees for Election as Class III Directors for the Term Expiring in 2007:

James P. Hackett Director since 1994
Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of Northwestern Mutual Life Insurance Company and the Board of Directors of Fifth Third Bancorp. Age 49.

David W. Joos Director since 2001
Mr. Joos has been President and Chief Operating Officer of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy, since 2001. Mr. Joos served as Executive Vice President and Chief Operating Officer-Electric of CMS Energy Corporation from 2000 to 2001. Mr. Joos also held various positions with Consumers Energy, including President and Chief Executive Officer-Electric, from 1997 to 2000. Mr. Joos serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company. Age 51.
P. Craig Welch, Jr. Director since 1979
Mr. Welch has been Manager of Honzo LLC, an investment/venture capital firm, since 1999. From 1987 to 1999, Mr. Welch was a venture capitalist. From 1967 to 1987, Mr. Welch held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 59.

Class I Directors Continuing in Office for the Term Expiring in 2005:
Earl D. Holton Director since 1998
Mr. Holton has served as Vice Chairman and member of the Board of Directors of Meijer, Inc., a Grand Rapids, Michigan-based operator of food and general merchandise stores, since 1999. He has also held a variety of other positions with Meijer, including President from 1980 until 1999. Mr. Holton also serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company. Age 70.

Michael J. Jandernoa Director since 2002
Mr. Jandernoa began serving as a General Partner of Bridge Street Capital Fund I, LP, a Grand Rapids, Michigan venture capital fund, in 2004. He served as Chairman of the Board of Directors of Perrigo Company, a manufacturer of over-the-counter store brand pharmaceutical and nutritional products, from 1991 through 2003. Mr. Jandernoa also served in various executive capacities with Perrigo Company, including Chief Executive Officer from 1988 to 2000. He is also a director of Fifth Third Bank - a Michigan Banking Corporation. Age 54.
Peter M. Wege II Director since 1979
Mr. Wege has been Chairman of the Board of Directors of Contract Pharmaceuticals Limited, a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. Mr. Wege has also served as President of Greylock, Inc., a venture capital firm, since 1990. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 55.

Kate Pew Wolters Director since 2001
Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation and as a member of the Board of Directors of Founders Trust Personal Bank. Age 46.
Class II Directors Continuing in Office for the Term Expiring in 2006:
William P. Crawford Director since 1979
Mr. Crawford held various positions at Steelcase, including President and Chief Executive Officer, Steelcase Design Partnership, from 1991 until his retirement in 2000. Age 61.

Elizabeth Valk Long Director since 2001
Ms. Long held various management positions at Time Inc., a magazine publisher, until her retirement in 2001. From 1995 to 2001 she was Executive Vice President of Time Inc. Ms. Long also serves on the Board of Directors of J.M. Smucker Company and Jefferson-Pilot Corporation. Age 54.

Robert C. Pew III Director since 1987
Mr. Pew has been a private investor since 2004 and operated Cane Creek Farm from 1995 to 2003. From 1974 to 1984 and from 1988 to 1994, Mr. Pew held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. Mr. Pew has also served as Chairman of the Board of Directors of Steelcase Inc. since June 2003. Age 53.

Chairman Emeritus

The Board has designated former Steelcase director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew is invited to attend Board and committee meetings but does not have voting rights and receives no retainer or other meeting fees.

Related Directors

Mr. Pew III and Ms. Wolters are brother and sister and are first cousins to Mr. Crawford and Mr. Welch, Jr., who are first cousins to each other.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing Committees assist the Board of Directors in fulfilling its responsibilities as follows:

Audit Committee

Current Members:	Responsibilities:
Michael J. Jandernoa (Chair) Earl D. Holton Elizabeth Valk Long Robert C. Pew III Peter M. Wege II	• Appoints the independent auditor and reviews and approves its services and fees in advance.

• Reviews the performance of the independent auditor and, if the circumstances warrant, makes decisions regarding its replacement or termination.
Number of Meetings in Fiscal Year 2004: 7	• Reviews the appointment, replacement, reassignment or dismissal of the head of the internal audit function, as well as the function’s budget and staffing.

• Evaluates the independence of the independent auditor.

• Reviews the scope of the internal and independent annual audit plans and monitors progress and results.

• Reviews Steelcase’s critical accounting policies and practices.

• Reviews the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

• Reviews the Company’s financial reporting, including the results of the annual audit and interim financial statements, as well as the type of information to be included in Steelcase’s earnings press releases.

• Reviews the process by which the Company monitors, assesses and manages its exposure to risk.

• Reviews the Company’s compliance with its code of business conduct, as well as legal and regulatory compliance.

• Performs an annual self-evaluation, as well as other duties specified in its charter.

• Reports to the Board of Directors about these matters.

Compensation Committee

Current Members:	Responsibilities:
David W. Joos (Chair) Earl D. Holton Michael J. Jandernoa P. Craig Welch, Jr. Kate Pew Wolters	• Establishes Steelcase’s compensation philosophy. • Establishes the compensation of the Chief Executive Officer.
Number of Meetings in Fiscal Year 2004: 6	• Reviews the compensation of the Company’s executive officers.
• Reviews executive and non-executive compensation programs and benefit plans to assess their competitiveness and to ensure their reasonableness and alignment with the Company’s compensation philosophy.

• Makes awards and takes other actions under the Company’s incentive compensation and equity-based plans.

• Performs an annual self-review, as well as other duties specified in its charter.

• Reports to the Board of Directors about these matters.

Other Information:

• During fiscal year 2004 the Committee had a Sub- Committee whose members qualified as outside directors under Section 162(m) of the Internal Revenue Code. The Board dissolved the Sub-Committee in June 2003 and changed the composition of the Compensation Committee to achieve early compliance with the then-anticipated NYSE corporate governance listing standards. Since that time, all of the Committee’s members have met NYSE independence requirements and qualified as outside directors under Section 162(m).

• During fiscal year 2004, the Sub-Committee had one meeting prior to being dissolved.

Executive Committee

Current Members:	Responsibilities:
Earl D. Holton (Chair) William P. Crawford James P. Hackett Robert C. Pew III Peter M. Wege II P. Craig Welch, Jr.	• Exercises the powers of the Board of Directors when necessary between regular meetings, subject to any limitations of law, rule or regulation.

• Performs other duties as assigned by the Board of Directors from time to time.
Number of Meetings in Fiscal Year 2004: 0	• Reports to the Board of Directors about these matters.

Nominating and Corporate Governance Committee

Current Members:	Responsibilities:
Kate Pew Wolters (Chair) Earl D. Holton Elizabeth Valk Long Robert C. Pew III Peter M. Wege II P. Craig Welch, Jr.	• Establishes procedures for identifying and evaluating potential director nominees and recommends nominees for election to the Board of Directors.

• Reviews the suitability for continued service of directors when their term expires or when they have a significant change in responsibilities, including a change in employment.
Number of Meetings in Fiscal Year 2004: 2	• Reviews annually the composition of the Board of Directors to ensure that it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity.

• Makes recommendations to the Board regarding its size, the frequency and structure of its meetings and any other aspect of the procedures of the Board of Directors.

• Makes recommendations to the Board regarding the functioning and composition of Board committees.

• Develops and recommends to the Board corporate governance principles and reviews them at least annually.

• Oversees the annual self-evaluation of the Board of Directors and the annual evaluation of the Chief Executive Officer.

• Determines director compensation.

• Administers the Board’s policy on conflicts of interest.

• Considers requests for waivers under the Company’s Code of Ethics and Code of Business Conduct.

• Performs an annual self-evaluation, as well as other duties specified in its charter.

• Reports to the Board of Directors about these matters.

Other Information:

• In September 2003, the Board of Directors changed the composition of the Nominating and Corporate Governance Committee to achieve early compliance with the then-anticipated NYSE Corporate Governance Standards.

Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at the Company’s expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve their fees and other retention terms.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee has six members who are all independent under NYSE listing standards. The Committee performs the duties described in Committees of the Board of Directors and operates under a written charter adopted by the Board of Directors.

Corporate Governance

The Board of Directors, through its Chairman, has tasked the Committee with seeking out world class governance policies and practices. Since its formation in June 2002, the Committee has focused on this task. Some of the resulting policies and practices are summarized in Corporate Governance following this report. The Committee will continue to assess and refine the Company’s corporate governance practices.

Board Composition

The Committee’s responsibilities also include identifying and recommending to the Board of Directors qualified candidates for election as directors. As a part of those responsibilities, the Committee conducts an annual review of the composition of the Board and evaluates whether it continues to reflect the balance of knowledge, experience, skills, expertise and diversity necessary to provide oversight and direction to management in a manner that builds long-term value for shareholders.

Qualifications

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are also expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that enhance the Board’s ability to direct the business of the Company. Directors must also be willing and able to spend the time and effort necessary to effectively discharge their responsibilities. Directors must be prepared to resign from the Board in the event they have a significant change in responsibilities, including a change in employment, as required by the Company’s Corporate Governance Principles. Steelcase is committed to diversity and a candidate’s ability to add to the diversity of the Board is also considered.

In determining whether to re-nominate a current member of the Board for an additional term, their effectiveness as a director is reviewed.

Identification of Candidates for Director

The Committee considers candidates suggested by its members, other directors and senior management as necessary in anticipation of potential or expected Board vacancies. The Committee has the sole authority to retain search firms to assist in identifying candidates. No search firms or other advisors were retained in the past fiscal year. The Company’s amended bylaws contain a process by which shareholders can nominate an individual to stand for election to the Board. The Company does not, therefore, have a formal policy concerning shareholders submitting recommendations to the committee on candidates for nomination by the Board. During fiscal year 2005, however, the Committee will consider further whether adopting such a policy will enhance its efforts to identify qualified candidates.

After identifying a potential candidate, the Committee collects and reviews publicly available information regarding the person to assess whether they should be considered further. If the Committee determines that the candidate warrants further consideration, the Chair or another member of the Committee will contact them. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others that have greater first-hand knowledge of the candidate’s accomplishments.

The Nominating and Corporate
Governance Committee

Kate Pew Wolters (Chair)
Earl D. Holton
Elizabeth Valk Long
Robert C. Pew III
Peter M. Wege II
P. Craig Welch, Jr.

CORPORATE GOVERNANCE

The Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding the Company’s reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of the Company’s management and operations.

A summary of some of our corporate governance policies and practices follows:

Corporate Governance Principles

The Board of Directors adopted Corporate Governance Principles on December 18, 2002. The principles outline the goals, duties and responsibilities of the Board and its Committees, as well as the Board’s expectations of directors, including the following:

•	The Board’s goal is to provide oversight to management that helps build long-term value for the Company’s shareholders.

•	The Board is responsible for monitoring the performance of the Company.

•	The Board is responsible for selecting and evaluating the performance of the Chief Executive Officer, as well as engaging in succession planning for senior management.

•	Directors are expected to spend the time and effort necessary to appropriately perform their responsibilities. The Nominating and Corporate Governance Committee conducts an annual evaluation of directors’ commitments to other boards to help ensure that directors are able to accomplish this goal.

•	Directors are subject to mandatory retirement. After turning 75, no person can be nominated or re-elected as a director.

•	Directors who have a significant change in responsibilities, including a change in employment, are expected to volunteer their resignation. Whether the Board accepts the resignation is dependent on the continued appropriateness of Board service.

•	The Nominating and Corporate Governance Committee considers the issues of term limits in its nominating process and member rotation in making recommendations on committee assignments. In both instances, the Committee’s goal is to ensure that the Board and its committees are open to new ideas and are willing to critically re-examine the status quo.

•	The Board and its committees conduct an annual self-evaluation. The Board also conducts orientation for its new members and each director is expected to participate in continuing educational programs to maintain the necessary level of expertise to perform his or her responsibilities as director.

Director Independence

A majority of the members of our Board of Directors must be independent, as defined by the NYSE listing standards.

The Board considers all relevant facts and circumstances in determining whether a director is independent. To help make that determination, the Board of Directors adopted the following categorical standards. Under these standards, none of the following relationships are considered material relationships impairing a director’s independence:

•	If the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with Steelcase, provided that:

•	The amount of business with Steelcase is less than the greater of $1,000,000 or 1% of the other company’s annual gross revenue; and

•	The director’s ownership interest does not exceed 5% of the total equity interests in the other company.

•	If the director is currently serving solely as a director, advisory director, consultant or similar non-employee position with another company that has done or does business with Steelcase, regardless of the amount.

•	If the director is currently employed as an executive officer of a charitable institution that has received contributions from Steelcase or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1,000,000 or 2% of the charitable institution’s annual gross revenue.

•	If the director is currently serving solely as a trustee, volunteer, committee member or similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from Steelcase or the Steelcase Foundation during any of the past three years.

•	If Steelcase has employed the director’s immediate family member within the last three years, provided such employment was not as a board-elected officer of Steelcase.

•	If the director, as part of his or her service on the Board of Directors of Steelcase Inc., also serves as a trustee of the Steelcase Foundation or a Steelcase subsidiary or affiliate.

•	If Steelcase previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.

As used in the above categorical standards, “business with Steelcase” includes Steelcase selling products and/or services to the other company, either directly or through an independently owned Steelcase dealer, and Steelcase buying products and/or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards.

Applying the NYSE listing standards, the Board’s categorical standards and considering all the relevant facts and circumstances, the Board of Directors determined that Earl D. Holton, Michael J. Jandernoa, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett and William P. Crawford were not found to be independent.

The Steelcase Foundation

The Steelcase Foundation is mentioned in the above categorical independence standards. The Foundation was established in 1951 to make grants to non-profit organizations, projects and programs in the communities where our employees live and work. Established by the founders of Steelcase Inc., the Foundation seeks to give back to the communities that have been instrumental to the Company’s operations and growth. The Company has regularly donated a portion of its profits to the Foundation. Several of our directors serve as Foundation trustees, including James P. Hackett, Earl D. Holton, Robert C. Pew III, and Kate Pew Wolters, Chair of the Board of Trustees. These individuals are not compensated for their service as trustees.

Executive Sessions of Non-Management Directors

The only member of the Board who is also a member of management is James P. Hackett, President and Chief Executive Officer. The Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chairman of the Board, presides. Our Corporate Governance Principles provide that if the Chairman of the Board is a member of management, the non-management directors will designate a member to preside at the meetings.

Code of Ethics, Code of Business Conduct, Charters and Communications with Directors

The Board has adopted a Code of Ethics applicable to the chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all employees and directors. Waivers of either code for a director or executive officer may only be approved by the Nominating and Corporate Governance Committee. Each of the codes, the Committee charters and information on how shareholders or other interested individuals can contact members of the Board of Directors and non-management directors is available on the corporate governance section of www.steelcase.com. Copies of the codes and charters can also be obtained by writing to: Steelcase Inc., Investor Relations, CH-3C, P.O. Box 1967, Grand Rapids, MI 49501-1967.

Audit Committee

Our Corporate Governance Principles prohibit any member of the Audit Committee from sitting on the audit committees of more than two other public companies. Additionally, the Board of Directors has designated Michael J. Jandernoa as an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules, based on his financial and accounting education and experience.

Director Attendance at Shareholder Meetings

The Board’s policy is that each of our directors is expected to attend the annual meeting of shareholders. All of the current directors attended the 2003 Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of five directors who are independent under NYSE listing standards. The Committee acts under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually. A copy of the Audit Committee Charter, as amended by the Board of Directors in March 2004, is included as an appendix to this proxy statement.

Management is responsible for Steelcase’s financial reporting process and its internal controls regarding finance, accounting, legal compliance and ethics. BDO Seidman, LLP, Steelcase’s independent auditor, is responsible for performing an independent audit of Steelcase’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report. The Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of Steelcase’s internal and independent auditors.

In this context, we have discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 and reviewed, evaluated and discussed the written report and letter with that firm and its independence from Steelcase.

The Committee discussed with Steelcase’s internal and independent auditors the overall scope and plans for their respective audits. Steelcase’s audited financial statements were also reviewed and discussed with management. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Steelcase’s internal controls and the overall quality of Steelcase’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of Steelcase’s management and the independent auditor’s report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Steelcase’s Annual Report on Form 10-K for the fiscal year ended February 27, 2004.

The Audit Committee

Michael J. Jandernoa (Chair)
Earl D. Holton
Elizabeth Valk Long
Robert C. Pew III
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The BDO Seidman fees for fiscal year 2004 (estimated) and fiscal year 2003 (actual) for work performed for Steelcase are as follows:

	Fiscal Year 2004	Fiscal Year 2003

Audit Fees[1]	$938,000	$901,000

Audit-Related Fees[2]	$178,000	$193,000

Tax Fees[3]	$254,000	$174,000

All Other Fees	$0	$0

Total	$1,370,000	$1,268,000

NOTES TO TABLE:

1	Audit fees consisted of fees related to the annual audit of Steelcase’s consolidated financial statements, reviews of the financial statements included in quarterly reports on Form 10-Q and audits of separate financial statements of subsidiaries and affiliates.

2	Audit-related fees consisted of consultation on accounting and reporting matters and employee benefit plans, and consultations related to Section 404 of the Sarbanes-Oxley Act.

3	Tax fees consisted of assistance with tax compliance, preparation of certain subsidiary tax returns, tax consultation, planning and implementation services, and assistance in connection with tax audits.

The Audit Committee has determined that providing the services reflected in the above table is compatible with the maintenance of BDO Seidman’s independence.

In addition, the Audit Committee has adopted a policy under which the Committee approves in advance recurring audit, audit-related and tax services rendered by BDO Seidman, subject to specific fee limits. If circumstances require hiring the independent auditors for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services and/or fee limits. The Chair of the Committee may approve specified services between regularly scheduled meetings of the Committee, subject to review by the full Committee at its next scheduled meeting. The fiscal year 2004 services and fees reflected in the above table were pre-approved by the Committee.

DIRECTORS’ COMPENSATION

In fiscal year 2004, we compensated our directors as follows:

Type of Compensation	Director	Board Chair

Board Compensation:

Annual Retainer	$25,000	$90,000

Meeting Attendance Fee (per meeting)	$2,000	$0

Committee Compensation:

Audit Committee Chair Annual Retainer*	$7,500	$0

Other Committee Chair Annual Retainer*	$3,500	$0

Committee Chair Attendance Fee (per meeting)	$1,500	$0

Committee Attendance Fee (per meeting)	$1,000	$0

 *Chair annual retainers were payable beginning in September 2003

Mr. Jandernoa also received $9,500 for additional Audit Committee services in connection with the Committee’s review of the charges taken by the Company under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Beginning in September 2003, 25% of the annual Board retainer is paid to directors in either:

•	A deemed investment in Steelcase Inc. Class A Common Stock under the Non-Employee Director Deferred Compensation Plan.

•	Steelcase Inc. Class A Common Stock.

Prior to September 2003, non-employee directors owning fewer than 1,000 shares of Steelcase stock were required to defer at least 25% of their retainer as a deemed investment in Steelcase Class A Common Stock under the Non-Employee Director Deferred Compensation Plan.

Each director is also reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings. Mr. Hackett, as an employee, is not paid for his service as a director or committee member.

Each non-employee director can participate in the Steelcase Inc. Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on our Board of Directors. A participating director may elect to have the deferred amount deemed as an investment in Steelcase Class A Common Stock or invested in any of several investment funds.

Each director participates in the Steelcase Inc. Incentive Compensation Plan. No awards were made to directors under this plan during fiscal year 2004.

Each non-employee director is eligible to receive health care coverage under our Benefit Plan for Outside Directors. In addition, William P. Crawford and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements that were in effect when their active employment with Steelcase ended.

Steelcase directors serving on a subsidiary’s board of directors are paid a retainer and/or fees for their attendance at meetings. During fiscal year 2004, Mr. Wege II was paid $8,000 and Mr. Crawford was paid $6,500 for such service. Directors are also reimbursed for out-of-pocket expenses incurred to attend these meetings.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below shows the amount of Steelcase common stock beneficially owned as of April 28, 2004 (unless another date is indicated) by any of the following:

•	Each person serving as a director as of April 28, 2004.

•	Each executive officer named in the Summary Compensation Table.

•	Each other person known by Steelcase to beneficially own more than 5% of Steelcase Common Stock.

•	Directors and all executive officers, as a group.

Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days after April 28, 2004 (for example, by exercising options). In most cases, each individual has the sole power to vote or dispose of the shares shown as beneficially owned in the table below. Where this is not the case, voting and disposition powers are clarified in the notes following the table.

	Class A			Class B
	Common Stock[1]			Common Stock[2]

	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent	Deferred
Name of Beneficial Owner	Owned	Options[3]	of Class	Owned	of Class	Stock[4]

Robert W. Black [5]	110	240,817	*	21,000	*	0

William P. Crawford [6]	646,610	57,789	1.4	10,937,254	11.2	363

James P. Hackett [7]	79,789	1,121,230	2.3	81,900	*	0

Nancy W. Hickey [8]	8,330	160,520	*	0	0	0

Earl D. Holton [9]	8,400	74,373	*	0	0	12,033

Michael J. Jandernoa	10,357	0	*	0	0	406

David W. Joos [10]	1,400	5,333	*	0	0	2,619

James P. Keane [11]	28,110	207,038	*	0	0	0

Elizabeth Valk Long [12]	1,400	10,951	*	0	0	10,230

Frank H. Merlotti, Jr. [13]	42,850	66,666	*	0	0	0

Robert C. Pew III [14]	6,188	23,168	*	1,461,184	1.5	0

Peter M. Wege II [15]	160,169	23,168	*	573,759	*	363

P. Craig Welch, Jr. [16]	55,400	23,168	*	5,016,765	5.1	16,366

Kate Pew Wolters [17]	205,000	5,333	*	1,778,856	1.8	363

Fifth Third Bancorp [18] Fifth Third Center Cincinnati, OH 45263 and Fifth Third Bank 111 Lyon Street, NW Grand Rapids, MI 49503	2,530,469	0	5.0	73,572,058	75.4	0

Peter M. Wege [19] P.O. Box 6388 Grand Rapids, MI 49516	5,789,205	12,217	11.4	18,022,083	18.5	0

Robert C. Pew II [20] c/o Steelcase Inc. 901 – 44th Street Grand Rapids, MI 49508	5,870	17,835	*	21,488,653	22.0	0

Ariel Capital Management [21] 200 East Randolph Drive Suite 2900 Chicago, IL 60601	13,664,590	0	27.0	0	0	0

W. Michael Van Haren [22] 900 Fifth Third Center 111 Lyon Street, NW Grand Rapids, MI 49503	321,270	0	*	12,618,325	12.9	0

	Class A			Class B
	Common Stock[1]			Common Stock[2]

	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent	Deferred
Name of Beneficial Owner	Owned	Options[3]	of Class	Owned	of Class	Stock[4]

Mary I. Pew [23] c/o Steelcase Inc. 901 – 44th Street Grand Rapids, MI 49508	870	0	*	11,400,384	11.7	0

CRASTECOM B Limited Partnership [24] 7091 Conservation Road Ada, MI 49301	500,000	0	1.0	8,190,909	8.4	0

Allen I. Hunting, Jr. [25] 2820 Pioneer Club Road Grand Rapids, MI 49506	0	0	0	8,441,404	8.7	0

Cooke & Bieler, L.P. [26] 1700 Market Street Suite 3222 Philadelphia, PA 19103	3,633,270	0	7.2	0	0	0

Directors and Executive Officers as a group [27] (18 persons)	1,285,403	2,547,716	7.2	19,870,718	20.4	42,743

*	Less than 1%

NOTES TO TABLE:

1	Each share of Class B Common Stock can be converted at the option of the shareholder into one share of Class A Common Stock. Ownership of Class B Common stock is, therefore, deemed to be beneficial ownership of Class A stock under SEC regulations. The number of shares of Class A Common Stock and percentages shown for Class A Common Stock, however, do not account for this conversion right to reduce substantial duplications in the number of shares and percentages shown in the table. If the number of shares of Class A Common Stock beneficially owned by each shareholder was calculated to include the number of shares the shareholder would acquire upon conversion of his or her Class B Common Stock, the following shareholders would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed after their names:

	Number	Percent of
Name of Beneficial Owner	of Shares	Class A

Fifth Third Bancorp and Fifth Third Bank	76,102,527	61.2

Peter M. Wege	23,823,505	34.7

Directors and Executive Officers as a group (18 persons)	23,703,837	32.4

Robert C. Pew II	21,512,358	29.8

W. Michael Van Haren	12,939,595	20.4

William P. Crawford	11,641,653	18.9

Mary I. Pew	11,401,254	18.4

	Number	Percent of
Name of Beneficial Owner	of Shares	Class A

CRASTECOM B Limited Partnership	8,690,909	14.8

Allen I. Hunting, Jr.	8,441,404	14.3

Bonnico Limited Partnership	5,857,342	10.4

James F. Hunting	5,538,026	10.0

James C. Welch	5,146,362	9.2

P. Craig Welch, Jr.	5,095,333	9.1

Anne Hunting	4,594,457	8.3

ABJ Investments Limited Partnership	4,476,491	8.1

Olive Shores, Inc.	4,476,491	8.1

Mary W. Corl	3,849,142	7.1

William W. Idema	3,804,660	7.0

Corl Family Limited Partnership	3,507,142	6.5

David D. Hunting, Jr.	3,366,810	6.2

John R. Hunting	2,988,565	5.6

Kate Pew Wolters	1,989,189	3.8

Robert C. Pew III	1,490,540	2.9

James P. Hackett	1,282,919	2.5

Peter M. Wege II	757,096	1.5

Robert W. Black	276,927	*

* Less than 1%

The number of shares shown for the shareholders who do not appear in the table on pages 19 and 20 are based on the most recent Schedule 13G or 13D and amendments to those schedules filed by each shareholder with the SEC.

2	Some of the Class B Common Stock reflected in the table is beneficially owned by more than one of the named shareholders. Therefore, the “Percent of Class” column totals more than 100%.

3	This column shows the number of shares of Steelcase Class A Common Stock that can be acquired as a result of the exercise of stock options within 60 days of April 28, 2004.

4	The number shown in this column represents shares of Class A Common Stock deemed to be credited as of April 28, 2004 to the respective directors’ accounts under our Non-Employee Director Deferred Compensation Plan. Under the plan, directors have no right to receive actual shares and have no voting or dispositive power over any shares. The deemed investment mirrors the actual return on Steelcase Inc. Common Stock. See Directors’ Compensation for a description of the plan.

5	Includes 6,300 shares of Class B Common Stock held by trusts of which Robert W. Black’s wife serves as trustee.

6	Includes (a) 261,200 shares of Class B Common Stock held by trusts of which William P. Crawford serves as co-trustee, (b) 61,595 shares of Class B Common Stock held by Mr. Crawford’s wife, (c) 922,475 shares of Class B Common Stock held by a trust of which Mr. Crawford’s wife serves as trustee, (d) 51,957 shares of Class B Common Stock held by a trust of which Mr. Crawford’s wife serves as co-trustee, (e) 500,000 shares of Class A Common Stock and 8,190,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership, of which Mr. Crawford is the managing partner (see note 23 below), and (f) 400 shares of restricted Class A Common Stock.

7	Includes (a) 2,600 shares of Class A Common Stock and 52,487 shares of Class B Common Stock held by James P. Hackett’s wife, (b) 379 shares of Class A Common Stock held jointly by Mr. Hackett and his son, and (c) 32,000 shares of restricted Class A Common Stock.

8	Includes (a) 220 shares of Class A Common Stock held jointly by Nancy W. Hickey and her husband and (b) 8,000 shares of restricted Class A Common Stock.

9	Includes 400 shares of restricted Class A Common Stock.

10	Includes 400 shares of restricted Class A Common Stock.

11	Includes 28,000 shares of restricted Class A Common Stock.

12	Includes (a) 1,000 shares of Class A Common Stock held jointly by Elizabeth Valk Long and her husband and (b) 400 shares of restricted Class A Common Stock.

13	Includes (a) 6,150 shares of Class A Common Stock held by a trust of which Frank H. Merlotti, Jr. serves as co-trustee and (b) 15,000 shares of restricted Class A Common Stock.

14	Includes (a) 2,000 shares of Class A Common Stock and 193,685 shares of Class B Common Stock held by a trust of which Robert C. Pew III serves as co-trustee, (b) 534,400 shares of Class B Common Stock that are held by a charitable foundation and that Mr. Pew has the sole power to vote and dispose, and (c) 400 shares of restricted Class A Common Stock.

15	Includes (a) 286,541 shares of Class B Common Stock held by trusts of which Peter M. Wege II’s wife serves as trustee, (b) 96,600 shares of Class B Common Stock held by a trust of which Mr. Wege’s wife serves as co-trustee, and (c) 400 shares of restricted Class A Common Stock.

16	Includes (a) 3,637,285 shares of Class B Common Stock held by trusts of which P. Craig Welch, Jr. serves as co-trustee, (b) 326,849 shares of Class B Common Stock held by trusts of which Mr. Welch’s wife serves as trustee, (c) 100,287 shares of Class B Common Stock held by trusts of which Mr. Welch’s wife serves as co-trustee, and (d) 400 shares of restricted Class A Common Stock.

17	Includes 5,000 shares of Class A Common Stock and 1,293,985 shares of Class B Common Stock held by a trust of which Kate Pew Wolters is a co-trustee and which Ms. Wolters has the power to revoke within 60 days of April 28, 2004. Excludes 280,000 shares of Class A Common Stock held by an educational fund of which Ms. Wolters serves as one of seven trustees and disclaims beneficial ownership.

18	Based on an Amendment to Schedule 13G dated December 31, 2003 filed by Fifth Third Bancorp and Fifth Third Bank – a Michigan Banking Corporation (collectively, “Fifth Third”) with the SEC. Includes (a) 745,630 shares of Class A Common Stock and 10,372,494 shares of Class B Common Stock that Fifth Third has the sole power to vote, (b) 1,768,969 shares of Class A Common Stock and 36,498,840 shares of Class B Common Stock that Fifth Third shares with others the power to vote, (c) 745,630 shares of Class A Common Stock and 10,372,494 shares of Class B Common Stock that Fifth Third has the sole power to dispose, and (d) 1,192,596 shares of Class A Common Stock and 49,925,100 shares of Class B Common Stock that Fifth Third shares with others the power to dispose.

19	Based on an Amendment to Schedule 13G dated December 31, 2003 filed by Peter M. Wege with the SEC. Includes 831,290 shares of Class A Common Stock and 16,522,083 shares of Class B Common Stock held by various trusts that Mr. Wege cannot vote or direct the disposition of but can prevent the disposition of the shares by the trustees; Mr. Wege disclaims beneficial ownership of these shares.

20	Based on an Amendment to Schedule 13D dated March 23, 2004 and a Form 4 dated April 14, 2004 filed by Robert C. Pew II with the SEC. Includes (a) 5,000 shares of Class A Common Stock and 15,994,111 shares of Class B Common Stock held by trusts of which Mr. Pew serves as co-trustee, (b) 1,957,857 shares of Class B Common Stock held by a trust of which Mr. Pew’s wife serves as co-trustee and of which Mr. Pew has the right to revoke within 60 days of April 28, 2004, and (c) 870 shares of Class A Common Stock and 3,536,685 shares of Class B Common Stock held by a trust of which shares Mr. Pew has the sole power to vote and Mr. Pew’s wife shares the power to dispose. Excludes 280,000 shares of Class A Common Stock held by an educational fund of which Mr. Pew serves as one of seven trustees and disclaims beneficial ownership.

21	Based on an Amendment to Schedule 13G dated December 31, 2003 filed by Ariel Capital Management, Inc. with the SEC.

22	Based on an Amendment to Schedule 13D dated May 15, 2003 filed by W. Michael Van Haren with the SEC. Includes 320,920 shares of Class A Common Stock and 12,618,325 shares of Class B Common Stock that Mr. Van Haren and Fifth Third Bank share the power to vote and dispose.

23	Based on an Amendment to Schedule 13D dated March 23, 2004 filed by Mary I. Pew with the SEC. Includes (a) 1,957,857 shares of Class B Common Stock held by a trust of which Mrs. Pew serves as co-trustee, (b) 5,905,842 shares of Class B Common Stock held by a trust of which Mrs. Pew’s husband serves as co-trustee and of which Mrs. Pew has the right to revoke within 60 days of April 28, 2004, and (c) 870 shares of

Class A Common Stock and 3,536,685 shares of Class B Common Stock held by a trust of which shares Mrs. Pew shares the power to dispose.

24	Based on a Form 4 dated February 12, 2004 filed by CRASTECOM B Limited Partnership with the SEC. William P. Crawford is the managing partner of this limited partnership (see note 5 above).

25	Based on a Schedule 13G dated December 31, 1998 filed by Allen I. Hunting, Jr. with the SEC. Includes 7,813,033 shares of Class B Common Stock that Mr. Hunting, Jr. shares with others the power to vote and dispose.

26	Based on an Amendment to Schedule 13G dated December 31, 2003 filed by Cooke & Bieler, L.P. with the SEC.

27	Includes all of Steelcase’s executive officers, a portion of whom are named in the table. The numbers shown include (a) the shares described in notes (4) through (16) above (to the extent included in the shares deemed to be beneficially owned by the relevant directors and executive officers), (b) 400 additional shares of Class A Common Stock held jointly by one of the executive officers and his wife, and (c) 30,000 shares of restricted Class A Common Stock.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee consists of five directors who are independent under NYSE listing standards and acts under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.

Overview

Steelcase values the contributions of all employees and shares profits through broad-based incentive arrangements designed to reward performance and motivate teamwork for our success. In line with this philosophy, the Committee’s objectives for executive compensation are to:

•	Attract and retain highly-qualified executive officers.

•	Ensure that executive compensation is reasonable, taking into account executive compensation of global industrial companies similar in size to Steelcase.

•	Motivate executives to achieve the Company’s business objectives and reward them appropriately for their contributions.

•	Align the interests of executive officers with the long-term interests of the Company’s shareholders.

Each year the Committee reviews executive and non-executive compensation and benefit programs to assess their reasonableness and alignment with the Company’s compensation philosophy. During fiscal year 2004, the Committee also reviewed all components of compensation paid by the Company to each of its executive officers, including perquisites. The Committee believes that the Company’s executive compensation is consistent with its compensation philosophy and is not excessive.

In fiscal year 2004, the Committee engaged a leading compensation consulting firm to assist in assessing the reasonableness and competitiveness of the Company’s CEO and executive compensation. The consulting firm reported directly to the Committee and consulted with it regarding best practices in executive compensation and provided relevant market data comparisons for executive compensation.

Base Salary

The Company sets base salaries as one part of total direct compensation (base salary plus annual incentive) of our executives. Total direct compensation is targeted at the median level of our comparison group of companies. Annually, the Company reviews salaries relative to similar positions of responsibility within the comparable group and obtains supplemental information from other survey sources as necessary.

In determining the base salary of Mr. Hackett, the Committee considers market data from comparable companies and other factors identified during Mr. Hackett’s annual performance appraisal, including:

•	Steelcase’s financial performance and growth.

•	Mr. Hackett’s leadership and his establishment and implementation of Steelcase’s strategic direction.

Mr. Hackett is excluded from any portion of a Committee meeting in which his compensation is discussed. The Committee also meets regularly in executive session, with no members of management present.

On an annual basis, we review and evaluate the compensation of executive officers established by the CEO based on his assessment of individual performance and market data from comparable global industrial companies.

Annual and Long-Term Incentives

Annual and long term-incentives are tied to achieving specific financial goals. Consistent with market practice and our desire to motivate performance, incentive compensation opportunities represent a larger percentage of total compensation for executives than for other Company employees.

The Steelcase Inc. Management Incentive Plan (“MIP”) provides annual and long-term incentive compensation to participating employees. The annual and long-term bonus payments under this plan are determined based on economic value added (“EVA”). EVA is a profit measurement that reflects all of our operating costs, including the cost of capital.

At the beginning of each fiscal year, the Committee approves a target incentive schedule representing percentages of base salary for annual and long-term bonus payments. The Committee exercises discretion in setting the targets and considers factors such as the median of market data for similar incentives and Steelcase’s historical and projected performance. The long-term targets were increased in fiscal year 2004 to better reflect competitive levels.

The Committee sets the performance goals that must be achieved in order for a bonus to be awarded. At the end of each fiscal year, we review actual EVA performance and compare it to the EVA targets. The Committee then determines a “bonus multiple,” based upon both absolute EVA results and the growth in EVA. Target annual and long-term incentive percentages are multiplied by the bonus multiple to calculate each employee’s actual incentive percentages, which are then multiplied by the employee’s base pay to determine the annual and/or long-term incentive awards for the fiscal year.

In fiscal year 2004, the Committee changed the form of payment for long-term incentives. Previously, the long-term incentive was paid 75% in cash and 25% in stock options. Currently, the long-term incentive is paid 100% in cash and is typically paid over three years in substantially equal payments beginning one year after the year in which it is credited. The unpaid cash portion is generally adjusted at the end of each year based on the positive or negative change in shareholders’ equity for the fiscal year, before payment of dividends. In an effort to motivate and retain experienced management talent, for fiscal year 2004, the Committee approved a change allowing two-thirds of any long-term incentive award to be paid at the same time as the annual incentive.

The Committee retains the ability to award stock options but is not currently using this form of compensation, and no options were awarded in fiscal year 2004. At the beginning of fiscal year 2004, the Company adopted a policy of immediately recognizing an expense associated with the issuance of any new options. There are a number of options outstanding and the Company will expense those options as required by accounting regulations.

In fiscal year 2004, the Committee increased Mr. Hackett’s target annual incentive percentage from 65% to 70%, and increased his target long-term incentive percentage from 110% to 115%. Combined with the change noted above allowing two-thirds of any long-term incentive award to be paid at the same time as the annual incentive, Mr. Hackett’s fiscal year 2004 annual target increased to 147% and subsequently his long-term target was reduced to 38%. The new targets are the maximum percentages currently permitted by the schedule. The maximum annual incentive payment under the plan is $3 million and the maximum long-term incentive payment is $4 million, inclusive of cash and other forms of payment.

For fiscal year 2004, the Committee imposed a requirement that certain profitability requirements be met in order for a bonus to be paid. Steelcase’s actual performance was below the established levels. Accordingly, employees, including Mr. Hackett, did not earn any annual incentives and no long-term amounts were credited under this plan. The negative change in equity for fiscal year 2004 was applied to the long-term incentive account.

Equity-Based Compensation

To remain competitive with market levels and to support our desire to align management with the interests of shareholders, the Committee awarded shares of restricted stock in fiscal year 2004 to members of the executive management team, including the executive officers named in the following tables. Dividends are paid quarterly on the restricted stock, which remains unvested until 2006, when it fully vests. In the case of expatriate executives, restricted units were issued. Dividend equivalents are paid quarterly on the restricted units, which remain unvested until 2006, when they fully vest.

Tax Deductibility

The Company also considers the tax deductibility of compensation paid to certain executive officers. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes. However, when deemed necessary, the Committee retains the flexibility to authorize compensation that may not be deductible to promote incentive and retention goals.

The Compensation Committee

David W. Joos (Chair)
Earl D. Holton
Michael J. Jandernoa
P. Craig Welch, Jr.
Kate Pew Wolters

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS

AND OTHER ARRANGEMENTS

Summary Compensation Table

The table below shows compensation information for James P. Hackett, who served as the President and Chief Executive Officer in fiscal year 2004, and our four next highly paid executive officers as of the end of fiscal year 2004.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other	Restricted
				Annual	Stock	Securities	Long-Term	All Other
Name and Principal	Fiscal			Compen-	Awards/	Underlying	Incentive	Compen-
Position	Year	Salary[2]	Bonus[3]	sation[4]	Units[5]	Options[6]	Payouts[7]	sation[8]

James P. Hackett	2004	$742,615	$0	$(1,055)	$308,800	0	$112,201	$20,000
President and Chief	2003	$733,846	$0	$(11,736)	$0	367,290	$317,184	$20,669
Executive Officer	2002	$786,154	$0	$0	$0	250,667	$926,439	$17,558

Frank H. Merlotti, Jr.[1]	2004	$428,596	$0	$0	$144,750	0	$0	$20,000
President, Steelcase	2003	$184,885	$0	$0	$0	200,000	$0	$8,404
North America	2002	$0	$0	$0	$0	0	$0	$0

James P. Keane
Senior Vice	2004	$355,016	$0	$(164)	$295,280	0	$17,460	$17,409
President,	2003	$310,865	$0	$(1,625)	$0	100,000	$43,922	$15,715
Chief Financial	2002	$284,808	$0	$0	$0	55,466	$113,425	$17,422
Officer

Robert W. Black	2004	$325,154	$0	$382,664	$144,750	0	$23,406	$71,171
President,	2003	$330,231	$0	$167,484	$0	85,620	$62,091	$43,172
International	2002	$322,615	$0	$124,907	$0	64,000	$164,892	$146,280

Nancy W. Hickey
Senior Vice	2004	$311,135	$0	$(134)	$77,200	0	$14,265	$15,457
President,	2003	$310,865	$0	$93,641	$0	85,620	$37,955	$15,951
Chief Administrative	2002	$257,337	$0	$0	$0	44,800	$86,784	$15,660
Officer

NOTES TO TABLE:

1	Mr. Merlotti was hired as a Steelcase employee on September 30, 2002. He had no earnings in fiscal year 2002 and had partial year earnings in fiscal year 2003. He has no long-term balance under the MIP.

2	Includes amounts withheld under the 401(k) component of the Steelcase Inc. Retirement Plan and our Deferred Compensation Plan. Salary levels are established as described in the Charter of the Compensation Committee and the Report of the Compensation Committee.

3	Represents amounts paid from the annual component of the MIP.

4	Represents annual change in equity on the long-term amounts paid from the MIP. Long-term amounts paid are adjusted, positively or negatively, for annual change in equity. The amounts shown for fiscal year 2003 include the negative change in equity for fiscal years 2002 and 2003. For Mr. Black, the fiscal year 2004 amount also includes amounts payable in connection with his assignment in France, including $50,504 for housing costs in France and $307,119 for foreign taxes paid. Mr. Black pays his U.S. income taxes; the Company pays the foreign taxes in connection with his assignment as the Company does for other employees on foreign assignments. For Mr. Black, the amounts shown for fiscal years 2002 and 2003 were corrected to show the actual cost for his income tax return preparations and for foreign taxes paid.

5	During fiscal year 2004, Mr. Hackett and each of the executive officers except Mr. Black received a grant(s) of unvested restricted stock. Mr. Black received unvested restricted stock units. Units are a promise to deliver shares of common stock in the future and do not have voting or other rights associated with common stock. Dividends are payable on the restricted shares at the same rate as our common stock. Dividend equivalents are payable on the restricted units at the same rate as our common stock. The following table shows the market value on the date of grant and as of February 27, 2004:

			Grant Date		Fair Market Value
			Fair Market		as of
			Value		February 27, 2004
		Number
		of
		Restricted	Value		Value
		Shares/	Per	Total	Per	Total
Name	Grant Date	Units	Share	Value	Share	Value	Vest Date

James P. Hackett	03/27/2003	32,000	$9.65	$308,800	$14.10	$451,200	03/27/2006

Frank H. Merlotti, Jr.	03/27/2003	15,000	$9.65	$144,750	$14.10	$211,500	03/27/2006

James P. Keane	03/27/2003	16,000	$9.65	$154,400	$14.10	$225,600	03/27/2006
	10/01/2003	12,000	$11.74	$140,880	$14.10	$169,200	10/01/2006

Robert W. Black	03/27/2003	15,000	$9.65	$144,750	$14.10	$211,500	03/27/2006

Nancy W. Hickey	03/27/2003	8,000	$9.65	$77,200	$14.10	$112,800	03/27/2006

6	Shows options granted under the Incentive Compensation Plan.

7	Represents the cumulative long-term incentive awards payable under the MIP prior to the change in equity adjustment for the fiscal year.

8	Unless noted otherwise in this footnote, the amounts shown are the combined contributions made to the Steelcase Inc. Retirement Plan and the Restoration Retirement Plan. For Mr. Black, the amount shown for fiscal year 2004 also includes amounts payable in connection with his assignment in France, including $50,126 for cost-of-living, $2,755 for education expenses and $2,094 for loss reimbursement.

Aggregated Option Exercises in the Last Fiscal Year and Option Values at Fiscal Year End

The table below shows information concerning the options exercised in fiscal year 2004 by each of the executive officers named in the Summary Compensation Table and the value of the options held by them at the end of fiscal year 2004. No stock appreciation rights are held by any of our officers.

			Number of Securities		Value of Unexercised in
			Underlying Unexercised		the
			Options at		Money Options at
	Shares		February 27, 2004		February 27, 2004
	Acquired
	on	Value
Name	Exercise	Received	Exercisable	Unexercisable	Exercisable	Unexercisable

James P. Hackett	0	$0	915,245	328,415	$891,815	$100,266

Frank H. Merlotti, Jr.	0	$0	66,666	133,334	$219,998	$440,002

James P. Keane	0	$0	155,217	85,155	$155,285	$22,186

Robert W. Black	0	$0	190,943	78,414	$199,127	$25,601

Nancy W. Hickey	0	$0	117,046	72,014	$69,381	$17,921

Long-Term Incentive Plan Awards in the Last Fiscal Year

No awards were made under MIP during fiscal year 2004. See Report of the Compensation Committee for more information.

Executive Supplemental Retirement Plan

The Company maintains the Steelcase Inc. Executive Supplemental Retirement Plan. The Compensation Committee determines who participates in the plan. Each executive officer named in the Summary Compensation Table is a current participant.

Under this unfunded plan, each participant receives the following benefits:

•	Five annual payments equal to 70% of the officer’s average base salary for the three consecutive calendar years prior to retirement or death, multiplied by the vested percentage.

•	Fifteen annual payments each equal to $50,000, multiplied by the vested percentage.

Benefits normally begin in March of the year in which any of the following occur:

•	Retirement at 65.

•	Retirement before 65 if the officer’s age plus years of continuous service with Steelcase equal 80 (early retirement).

•	The officer’s death or total disability.

In the event of early retirement and with the approval of the plan’s administrative committee, an officer can elect within a specified time frame to receive benefits earlier in lower annual amounts and ending on the date the final payment would have been made had no earlier benefits been elected.

The table below shows the estimated annual income benefits payable to each of the executive officers named in the Summary Compensation Table, or his or her beneficiary, over a five-year period, assuming that no early payment election is made and all plan requirements are satisfied:

Average Base	Years of Participation
Salary
(Final 3 years)	3	4	5	6	7 or more

$800,000	$122,000	$244,000	$366,000	$488,000	$610,000

750,000	115,000	230,000	345,000	460,000	575,000

700,000	108,000	216,000	324,000	432,000	540,000

650,000	101,000	202,000	303,000	404,000	505,000

600,000	94,000	188,000	282,000	376,000	470,000

550,000	87,000	174,000	261,000	348,000	435,000

500,000	80,000	160,000	240,000	320,000	400,000

450,000	73,000	146,000	219,000	292,000	365,000

400,000	66,000	132,000	198,000	264,000	330,000

350,000	59,000	118,000	177,000	236,000	295,000

300,000	52,000	104,000	156,000	208,000	260,000

After the first five annual payments, the total benefit reduces to the amounts shown in the following table (this benefit is paid for years 6 through 15):

Years of Participation

3	4	5	6	7 or more

$10,000	$20,000	$30,000	$40,000	$50,000

Social Security and other offsetting amounts are not deducted from the payments shown in the previous tables. Benefits are paid to the officer or the officer’s surviving spouse.

An officer’s vested percentage is based on completed years of participation in the plan:

Years of Participation	Vested Percentage

Less than 3	0%

3	20%

4	40%

5	60%

6	80%

7 or more	100%

As of the date of this Proxy Statement, the executive officers named in the Summary Compensation Table have completed the following years of service while a participant under the plan:

Name	Years of Participation

James P. Hackett	13

Frank H. Merlotti, Jr.	1

James P. Keane	3

Robert W. Black	7

Nancy W. Hickey	7

An officer forfeits the right to receive benefits under the plan in the following circumstances:

•	Employment is terminated for cause.

•	Employment is terminated for any reason other than total disability or early retirement before reaching 65.

•	Death occurs without a surviving spouse, as defined in the plan, or at the time the surviving spouse dies after the officer’s death.

•	The officer competes with Steelcase without the prior consent of the plan’s administrative committee.

•	The officer is eligible for and elects to receive benefits under any other non-qualified deferred compensation plan or arrangement maintained by the Company or any of its subsidiaries or affiliates (other than the Restoration Retirement Plan or the Deferred Compensation Plan).

Restoration Retirement Plan

Each executive officer named in the Summary Compensation Table participates in the Restoration Retirement Plan. This unfunded, defined contribution plan is intended to restore retirement benefits that would otherwise be paid under the Retirement Plan, but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17).

Each participant in the MIP for the full plan year, including each executive officer named in the Summary Compensation Table, is eligible to participate in our Restoration Retirement Plan. We make annual contributions to a participant’s account at the same combined rate of contribution for the plan year used in determining benefits under our Retirement Plan. Eligible compensation under the Restoration Retirement Plan is the amount of the participant’s base salary and annual bonus under the MIP that exceeds the limit under Internal Revenue Code Section 401(a)(17), but not more than twice the limit. Each participant’s account balance is credited annually with earnings at the same rate of return on investments for the participant under the Steelcase Inc. Retirement Plan for the same plan year. No earnings are credited following termination of employment.

Benefits are payable from the Restoration Retirement Plan after a participant terminates employment according to the following vesting schedule:

Years of Service	Vesting Percentage

less than 3	0%

3	20%

4	40%

5	60%

6	80%

7 or more	100%

Each executive officer named in the Summary Compensation Table is 100% vested except for Mr. Merlotti who is 0% vested. Benefits are payable in lump sum or in annual installments over four years. Unpaid benefits are forfeited if the participant is terminated for cause or engages in certain competitive activity without the prior consent of the plan’s administrative committee.

Deferred Compensation Plan

To compete with other comparable global industrial companies, we have a Deferred Compensation Plan. This plan permits eligible participants, including the executive officers named in the Summary Compensation Table, to defer up to 25% of their current base salary and/or up to 50% of their MIP annual incentive payments before income taxes. Each participant elects how the deferral amounts will be deemed invested among various investment funds selected by Steelcase. The total amount of deferral plus investment earnings is paid to the participants or their beneficiaries upon leaving employment. Prior to establishing the Deferred Compensation Plan, Steelcase entered into deferred compensation contracts with certain executive officers, including Mr. Hackett. Under the earlier agreement, Mr. Hackett will receive payments upon reaching age 70.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William P. Crawford, James P. Hackett, Earl D. Holton, David W. Joos, Robert C. Pew III, Peter M. Wege II and P. Craig Welch, Jr. served as members of the Compensation Committee through June 25, 2003. Insider participation during that time was:

•	James P. Hackett is our President and Chief Executive Officer.

•	William P. Crawford, Robert C. Pew III and Peter M. Wege II formerly served as officers of Steelcase.

Earl D. Holton, Michael J. Jandernoa, David W. Joos, P. Craig Welch, Jr. and Kate Pew Wolters currently serve as members of the Compensation Committee and there is no insider participation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2004, Fifth Third Bancorp or its subsidiaries received an aggregate of approximately $1,200,000 in fees for various services rendered to Steelcase and its affiliates. Fifth Third provided cash management services, trustee and investment management services under the Steelcase Inc. Retirement Plan, credit commitments under Steelcase’s global bank facility and other credit services. Fifth Third is a holder of record of more than 5% of Class B Common Stock.

STOCK PERFORMANCE GRAPH

The following line graph compares cumulative total shareholder return in Steelcase Inc. Class A Common Stock to the Standard & Poor’s 500 Stock Index (“S&P 500”)1 and to a peer group2. It is assumed that the value of the investment in Steelcase, the S&P 500 and the peer group was $100 on February 26, 1999 and that all dividends were reinvested.

	02/26/99	02/25/00	02/23/01	02/22/02	02/28/03	02/27/04

Steelcase Inc. Class A Common Stock	$100.00	$30.08	$43.29	$44.72	$28.93	$45.23
Standard & Poor’s 500 Stock Index	$100.00	$130.52	$123.36	$109.38	$85.92	$119.02
Peer Group Index	$100.00	$67.09	$81.33	$81.74	$73.57	$108.15

NOTES:

1	The S&P 500 is used as a performance indicator of the overall stock market.

2	The peer group consists of three companies that manufacture office furniture and have industry characteristics that we believe are similar to Steelcase’s. The peer group consists of Herman Miller, Inc., HNI Corporation (f/k/a HON Industries Inc.), and Kimball International, Inc.

OTHER MATTERS

Voting

Michigan law and our amended bylaws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the meeting. Withheld votes and abstentions are counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval. In order to be elected, the director nominees must receive a plurality of the votes cast at the Meeting for the election of directors.

Under NYSE rules, brokers who hold shares on behalf of their customers (shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. The election of directors is a “routine” matter under NYSE rules. Therefore, brokers holding shares in street name for their customers can vote as they wish on behalf of any customer who does not give his or her broker instructions on how to vote in the election of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers, and those who beneficially own more than 10% of either of our Class A Common Stock or Class B Common Stock (“Section 16(a) Filers”) to file initial reports of ownership and changes in their ownership of shares of Steelcase Common Stock with the SEC. Section 16(a) Filers are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies we received of those reports, or written representations that no reports were required, we believe that during fiscal year 2004, our Section 16(a) Filers filed all reports required by Section 16(a) on a timely basis.

Solicitation of Proxies

Steelcase will bear the cost of soliciting proxies, which will be solicited by e-mail, mail, in person or by telephone by our directors, officers and employees, who will not be additionally compensated for those activities. We will also reimburse banks, brokers, nominees and other fiduciaries that we request to forward these proxy materials for reasonable expenses they incur in forwarding these materials to the beneficial owners of our Class A Common Stock and Class B Common Stock.

Independent Auditor

BDO Seidman, LLP serves as our independent auditor. BDO representatives will attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

By Order of the Board of Directors

Jon D. Botsford
Senior Vice President, Secretary
and Chief Legal Officer

Grand Rapids, Michigan

May 21, 2004

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF STEELCASE INC.
As Amended and Restated by the Board on December 17, 2003
Last Revised: March 27, 2004

I.        Purpose of the Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Steelcase Inc. (the “Company”) is to provide assistance to the Board in fulfilling its legal and fiduciary obligations regarding matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation:

A. Assisting in the Board’s oversight of:

1. The integrity of the Company’s financial statements;

2. The Company’s compliance with legal and regulatory requirements;

3. The Company’s Independent Auditors’ qualifications and independence;

4.	The performance of the Company’s Independent Auditors and the Company’s internal audit function; and

B.	Preparing an Audit Committee report for inclusion in the Company’s annual proxy statement, in accordance with all applicable rules and regulations.

II.        Composition of the Committee

A.	The Committee shall consist of three or more directors who satisfy all the requirements of the New York Stock Exchange (the “NYSE”) pertaining to Committee membership.

The Board has interpreted “financial literacy” to mean the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Accordingly, in addition to meeting all other applicable requirements, each member of the Committee shall be or become financially literate within a reasonable period of time following his or her appointment to the Committee.

B.	At least one member of the Committee must have accounting or related financial management expertise. The Committee shall also either have a member designated by the Board as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission (the “SEC”), pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”) or shall make appropriate disclosures regarding the lack of a financial expert.

C.	At its first meeting following the annual shareholders’ meeting, the Board elects by majority vote the members of the Committee and appoints a Chair for a one-year term, based on the recommendations of the Nominating and Corporate Governance Committee. The Board will fill vacancies on the Committee by majority vote as soon as practicable, based on the recommendation of the Nominating and Corporate Governance Committee.

________________________________________________________________________________________________________________________

D.	The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee shall consist of fewer than two members. The Committee shall not delegate to a subcommittee any power or authority required by the Board or by any law, regulation or listing standard to be exercised by the Committee as a whole.

E.	It is the Company’s policy that, in no event should any director serve as a member of the Committee if he or she serves on the audit committee of more than two other public companies.

III.     Meetings of the Committee

A.	The Committee will meet at least quarterly, or more frequently as circumstances require. The Chair of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

B.	A majority of the members of the Committee present in person or by means of a telephone conference or other communications equipment (by means of which all persons participating in the meeting can communicate with each other) constitutes a quorum. The action of a majority of members at a meeting at which a quorum is present will be the action of the Committee. In lieu of a meeting, the Committee may take action by unanimous written consent.

C.	The Committee may request directors, officers, and employees of the Company or other persons to attend meetings of the Committee to provide such information as the Committee requests.

D.	The Committee may secure independent expert advice as the Committee determines appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others to assist the Committee in fulfilling its duties and responsibilities. The Company shall pay the cost of the independent expert advisors.

E.	The Committee shall establish and maintain free and open communication among the Board, the Committee, the Company’s Independent Auditors, the head of the Company’s internal auditing department and management. Toward that goal, the Committee will meet separately on a periodic basis with:

1. Management;

2.	The head of the Company’s internal auditing department or other person responsible for the internal audit function; and

3. The Company’s Independent Auditors;

in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

F.	Following each of its meetings, the Committee shall deliver a oral report to the Board, including a description of all actions taken by the Committee at the meeting and any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s Independent

________________________________________________________________________________________________________________________

A-2

Auditors, or the performance of the internal audit function. The Committee will keep written minutes of its meetings, which will be maintained with the books and records of the Company.

IV.     Duties And Responsibilities of the Committee

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Independent Auditors:

A.	Appointment and Oversight. Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (“Independent Auditors”), with each registered public accounting firm reporting directly to the Committee.

B.	Approval of Services and Fees. Review and, in its sole discretion, approve in advance:

1.	The Independent Auditors’ annual engagement letter, including the proposed fees; and

2.	All audit and permitted non-audit engagements and relationships between the Company and the Independent Auditors (which approval should be made after receiving input from the Company’s management, if desired).

Approval of audit and permitted non-audit services will be made by the Committee or as otherwise provided for in the Audit Committee Policy Regarding Pre-Approval of Audit and Non-Audit Services Provided by the Independent Auditors. Approvals made by a person designated by the Committee shall be reported at the next scheduled Committee meeting.

C.	Performance Review. Review the performance of the Independent Auditors, including its lead partner, and, in the Committee’s sole discretion, make decisions regarding the replacement or termination of the Independent Auditors when circumstances warrant. As a part of its performance review, the Committee will obtain and review at least annually a report from the Independent Auditors describing:

1.	The Independent Auditors’ internal quality-control procedures;

2.	Any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors, and any steps taken to deal with any issues; and

________________________________________________________________________________________________________________________

3.	All relationships between the Independent Auditors and the Company (including a description of each category of services provided by the Independent Auditors to the Company and a list of the fees billed for each category).

The Committee will present to the Board its conclusions with respect to the above matters and its views on whether there should be a regular rotation of the Independent Auditors.

D.	Independence. Evaluate the independence of the Independent Auditors by, among other things:

1.	Monitoring compliance by the Independent Auditors with the audit partner rotation requirements contained in the Act and the related SEC rules and regulations;

2.	Monitoring compliance by the Company of the employee conflict of interest requirements contained in the Act and the related SEC rules and regulations; and

3.	Engaging in a dialogue with the Independent Auditors to confirm that audit partner compensation is consistent with applicable SEC rules and regulations.

Oversight of Annual Audit and Quarterly Reviews:

E.	Annual Audit. Review and discuss with the Independent Auditors, their annual audit plan, including the timing and scope of audit activities and monitor progress and results during the year. Review the results of the year-end audit of the Company, including any comments or recommendations of the Independent Auditors, and based on the end-of-the-year review and discussions and on such other considerations as the Committee determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 10-K.

F.	Accounting Policies and Material Communications. Review with management, the Independent Auditors and, if appropriate, the head of the internal auditing function:

1.	All critical accounting policies and practices to be used;

2.	All alternative treatments of financial information that have been discussed by the Independent Auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors; and

3.	All other material written communications between the Independent Auditors and management, such as any management letter and any schedule of unadjusted differences.

G.	Financial Results and Statements. Review with management, the Independent Auditors and, if appropriate, the head of the internal auditing function, the following:

1.	The Company’s annual audited financial statements and quarterly financial statements, including the disclosures under “Management’s Discussion and

________________________________________________________________________________________________________________________

A-4

Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

2.	Major issues regarding accounting principles and financial statement presentations, including (A) any significant changes in the Company’s selection or application of accounting principles and (B) any analyses prepared by management and/or the Independent Auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles methods on the Company’s financial statements; and

3.	The effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

H.	Disagreements, Problems or Difficulties. Resolve disagreements between the Independent Auditors and management regarding financial reporting. Review on a regular basis with the Independent Auditors any problems or difficulties encountered in the course of any audit work, including management’s response, any restrictions on the scope of the independent auditor’s activities or access to requested information, and any significant disagreements with management.

I.	Other Required Communications. Obtain from the Independent Auditors any information pursuant to Section 10A (“Audit Requirements”, including required communications with the Audit Committee) of the Exchange Act.

Oversight of the Financial Reporting Process and Internal Controls:

J. Internal Controls. Review:

1.	The adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, through inquiry and discussions with the Independent Auditors, management and the head of the internal audit function, including inquiry and discussion of any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and

2.	When applicable, the yearly report prepared by management and attested to by the Independent Auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s annual report.

K. Internal Audit Function. Review:

1.	The appointment, replacement, reassignment or dismissal of the head of the internal audit function;

2.	The budget and staffing of the Company’s internal audit function, including, when appropriate, a review of these topics with the Independent Auditors; and

________________________________________________________________________________________________________________________

3.	The progress and results of internal audit projects. If appropriate, the Committee should direct the Company to assign additional internal audit projects to the internal audit function.

L.	Internal Control Deficiencies; Fraud. Review periodically with the Chief Executive Officer, Chief Financial Officer and Independent Auditors:

1.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

2.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

M.	Corporate Risk Assessment. Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing function, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

N.	Earnings Releases and Other Disclosures of Financial Information. Review the type and presentation of information to be included in the Company’s earnings press releases, especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies. This review may be done generally by discussion of the types of information to be disclosed and type of presentations to be made. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Miscellaneous:

O.	Hiring Policies. Establish clear hiring policies by the Company for employees or former employees of the Independent Auditors.

P.	Global Business Standards, Legal Issues. Review compliance with the Company’s Global Business Standards, including periodically meeting with the Chief Legal Officer and Chief Compliance Officer to review legal and regulatory compliance matters, including those matters that may have a material impact on the Company’s financial statements or involve a breach of fiduciary duty owed to or by the Company, its directors, officers or employees.

Q.	Committee Report. Prepare any report required by the rules of the SEC to be included in the Company’s annual proxy statement.

R.	Complaint Procedures. Establish procedures for:

1.	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

________________________________________________________________________________________________________________________

2.	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

S.	Conflicts of Interest. Review any potential conflicts of interest referred to the Committee by the Chair of the Nominating and Corporate Governance Committee or the Chairman of the Board.

T.	Annual Self-Review. Perform and review with the Board an annual performance evaluation of the Committee, including the Committee’s performance under the requirements of this Charter and a review and assessment of the adequacy of this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

U.	Other Duties. Perform such additional activities and consider such other matters as the Committee or the Board deems necessary or appropriate.

* * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the Company’s financial statements, for planning or conducting the audit or for determining whether the financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, and it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Additionally, each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) statements made by management or third parties as to any information technology, internal audit and other non-audit services provided by the Independent Auditors to the Company.

Nothing contained in this charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under the applicable laws of State of Michigan which shall continue to set the legal standard for the conduct of the members of the Committee.

* * *

________________________________________________________________________________________________________________________

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

Access the Internet voting site: www.proxyvote.com.

(Call 1-800-690-6903 toll free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on June 23, 2004.

Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on June 24, 2004 will be voted.

If you vote by Internet or telephone, there is no need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Steelcase Inc. Board of Directors recommends
a vote FOR the following proposal.

If you sign and return this card with no specific voting instructions, the shares will be voted FOR all of the following nominees for Director:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of three Director (terms expiring in 2007) nominees:

01) James P. Hackett

02) David W. Joos

03) P. Craig Welch, Jr.

To update your address, please check the box to the right and mark changes on this card or go to www.equiserve.com.	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date

DETACH HERE

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 24, 2004 or any adjournment thereof (the “Annual Meeting”).

If shares of Steelcase Inc. Common Stock are issued to, or held for the account of, the undersigned under the Steelcase Inc. Retirement Plan (the “Plan”), then the undersigned directs Fifth Third Bank, as Trustee of the Plan, to vote all shares of Steelcase Inc. Common Stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given in this proxy, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If this card is not returned or is returned unsigned, shares will be voted by the Trustee of the Plan in the same proportion as the shares for which voting instruction are received from other participants in the Plan.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposal(s) identified on the reverse side hereof, and, on any other matter properly coming before the meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR election of all nominees named on this proxy as Directors.